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                                                                     EXHIBIT 4.1


              CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES
                                       OF
                 SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK
                                       OF
                           THERAPEUTIC ANTIBODIES INC.


         It is hereby certified that:

         1. The name of the Company (hereinafter called the "Company") is Therapeutic Antibodies Inc., a Delaware corporation.

         2. The Certificate of Incorporation of the Company authorizes the issuance of 1,000,000 shares of Preferred Stock, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions to establish the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

         3. The Company has, as of the date hereof, no authorized or issued shares of Preferred Stock.

         4. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series A Convertible Redeemable Preferred Stock:

         RESOLVED, that 100 shares of the 1,000,000 authorized shares of Preferred Stock of the Corporation shall be designated Series A Convertible Redeemable Preferred Stock, $.01 par value per share, and shall possess the rights and privileges set forth below:

         SECTION I. DESIGNATION AND AMOUNT.

         The shares of such series shall be designated as "Series A Convertible Redeemable Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be one hundred (100). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Stock.

         SECTION II. VOTING POWER.

         (1) Except as otherwise expressly provided in this Section II, or as required by the Delaware General Corporation Law, the holders of Series A Preferred Stock shall not be entitled






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to any voting rights, except in the event of any failure to redeem the Series A
Preferred Stock in accordance with Section VI hereof whereupon the Series A Preferred Stock shall be entitled to one vote per share for so long as such default persists.

         (2) Notwithstanding the foregoing, so long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, without the affirmative vote (with each share of Series A Preferred Stock being entitled to one vote) or consent of the holders of at least three-fourths (3/4) of the outstanding shares of Series A Preferred Stock, voting as a class, given in writing or by resolution adopted at a meeting called for such purpose:

                  (a) Amend its Charter or Bylaws so as to alter or change the rights, preferences or privileges of the Series A Preferred Stock;

                  (b) Merge or consolidate with or sell substantially all of its assets to, or permit any of its Subsidiaries to merge or consolidate with or sell substantially all of its assets to, any entity, except any Subsidiary may be merged into the Company or another Subsidiary;

                  (c) Create a new class or series, or change a class or series of shares, or issue any other shares or effect an exchange or reclassification of shares into a class or series of shares having rights, preferences or privileges prior, superior or substantially equal to the shares of Series A Preferred Stock, or increase the rights, preferences or number of authorized or issued shares of any class or series having rights or preferences with respect to distributions, redemption, conversion or to dissolution that are prior, superior or substantially equal to those of the Series A Preferred Stock;

                  (d) Increase or decrease the aggregate number of authorized shares of Series A Preferred Stock;

                  (e) Effect an exchange or reclassification of all or part of the shares of Series A Preferred Stock into shares of another class;

                  (f) Effect an exchange or reclassification, or create a right of exchange, of all or part of the shares of another class or series into the shares of Series A Preferred Stock;

                  (g) Change the designation, rights, preferences, or limitations of all or part of the Series A Preferred Stock;

                  (h) Change the shares of all or part of the Series A Preferred Stock into a different number of shares of Series A Preferred Stock;

                  (i) declare or pay any dividend in respect of its Common
Stock;

                  (j) Cancel or otherwise affect rights to distributions for dividends that have accumulated but have not yet been declared on all or part of the Series A Preferred Stock; or

                  (k) effect any reorganization or reclassification referred to in Section V(7) or any merger referred to in Section V(6).

         (3) For purposes of this Section II, a "Subsidiary" shall mean any corporation or partnership more than 50% of the stock or partnership interests of which is owned by the Company or by a Subsidiary.






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         SECTION III. DIVIDENDS.

         (1) General Dividend Obligation. The Company shall pay, when and as declared by the Board of Directors, to the holders of the Series A Preferred Stock preferential dividends before any distribution is made to the holders of Common Stock at the times and in the amounts provided for in this part.

         (2) Accrual of Dividends. Dividends on each share of Series A Preferred Stock shall be cumulative from the Date of Issuance (as defined in this Section III(2)), whether or not declared (at the rate and in the manner prescribed by Sections III(3) and III(4)) from and including the Date of Issuance to and including the date on which such shares of Series A Preferred Stock are converted pursuant to this Certificate of Designation or, redeemed pursuant to
Section VI hereof. For the purposes of this Section III, the date on which the Company shall initially issue any share of Series A Preferred Stock shall be deemed to be the "Date of Issuance" of such share of Series A Preferred Stock regardless of how many times transfer of such Series A Preferred Stock shall be made on stock records maintained by or for the Company and regardless of the number of certificates which may be issued to evidence such Series A Preferred Stock (whether by reason of transfers of such Series A Preferred Stock or for any other reason).

         (3) Payment of Dividends. Dividends shall accrue on each share of Series A Preferred Stock on a daily basis at the rate of fifteen percent (15%) per annum (on the basis of a 365 day year) of the Preference Amount (as defined in Section IV(1)(b)) of each such share of Series A Preferred Stock. In the event any shares of Series A Preferred Stock continue to be outstanding after the date that is 90 days following the Closing Date (as hereinafter defined in Section V(15) below), then the rate at which dividends accrue shall increase by one percent (1%) per month for each month such shares remain outstanding, up to a maximum dividend rate of thirty percent (30%) per annum. Dividends shall be payable in cash on each anniversary of the Closing Date; provided that all outstanding accrued dividends shall be payable on the Conversion Date (as defined in Section V(3) below) or the date of redemption of the Series A Preferred Stock as provided in Section VI(1) below. The holders of the Series A Preferred Stock shall be entitled, together with the holders of the Company's Common Stock, to receive their pro rata share of dividends paid to holders of Common Stock, as if their shares of Series A Preferred Stock had been converted into shares of Common Stock as provided in Section V hereof. If any dividend on any Series A Preferred Stock shall for any reason not be paid at the time such dividend accrues, then such dividend in arrears shall accrue cumulatively and will be paid as soon as payments of same shall be permissible under the provisions of the Delaware General Corporation Law. Any dividends paid by the Company shall first be applied in payment of accumulated dividends which are most in arrears.

         (4) Distribution of Partial Dividend Payments. If at any time the Company shall pay less than the total amount of dividends due on outstanding Series A Preferred Stock at the time of such payment, such payment shall be distributed among the holders of the Series A Preferred Stock so that an equal amount shall be paid with respect to each outstanding share of the Series A Preferred Stock.






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         SECTION IV. PREFERENCES ON LIQUIDATION, ETC.

         (1) In the event of any

                  (a) Consolidation, share exchange or merger of the Company with or into, or transfer of all or substantially all of the Company's property, assets or business to any other person or entity or similar transaction; or

                  (b) The voluntary or involuntary dissolution, liquidation, or winding up of the affairs of the Company and after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Series A Preferred Stock shall be entitled to receive, for each share, an aggregate amount of $20,000 (as such amount is adjusted for stock splits, stock combinations and stock dividends), plus any accrued but unpaid dividends that have fallen due for payment (such aggregate amount referred to as the "Preference Amount"), prior to any payment or distribution to the holders of stock ranking junior to the Series A Preferred Stock. If an asset balance remains after payment to the holders of the Series A Preferred Stock of the amount to which such holders are entitled as above set forth, the holders of shares of Series A Preferred Stock shall be entitled, together with the holders of the Company's Common Stock, to receive their pro rata share of the remaining assets of the Company as if the Series A Preferred Stock had been converted into Common Stock as provided in Section V hereof immediately prior to such merger, consolidation, dissolution, liquidation or winding up.

         (2) If upon any such consolidation, merger, transfer, dissolution, liquidation, or winding up of the affairs of the Company, the assets of the Company distributable as aforesaid among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to them of the full Preference Amount to which they are entitled, then the entire assets of the Company so to be distributed shall be distributed pro rata among the holders of the Series A Preferred Stock in proportion to the Preference Amount payable to such security holders.

         (3) In case outstanding shares of Series A Preferred Stock shall be subdivided into a greater number of shares of Series A Preferred Stock, the Preference Amount in effect immediately prior to each such subdivision shall, simultaneously with the effectiveness of such subdivision, be proportionately reduced, and, conversely, in case outstanding shares of Series A Preferred Stock shall be combined into a smaller number of shares of Series A Preferred Stock, the Preference Amount in effect immediately prior to each such combination, shall, simultaneously with the effectiveness of such combination, be proportionately increased.

         SECTION V. CONVERSION.

         The holders of shares of Series A Preferred Stock shall have the following conversion rights:

         (1) Right to Convert. Subject to the terms and conditions of this
Section V, the holder of any share or shares of Series A Preferred Stock shall have the right, at its option at any time prior to redemption, to convert such Series A Preferred Stock, or any part thereof, (except that upon any liquidation of the Company the right of conversion shall terminate at the close of business on the last full business day next preceding the date fixed for payment of the amount distributable on the Series A Preferred Stock) into such number of fully paid and nonassessable whole shares





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of Common Stock as is obtained by dividing the aggregate of $20,000 multiplied by the number of shares of Series A Preferred Stock to be so converted, plus any accrued and unpaid dividends thereon, by the Conversion Price (as defined in Section V(2) below). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series A Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of the Series A Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

         (2) Conversion Price. For purposes of this Section V, the term Conversion Price shall mean the price per share that is the lower of (a) the average middle market quotation of one share of the Company's Common Stock on the Daily Official List of the London Stock Exchange for the five trading days immediately preceding the Conversion Date (as defined below) or (b) the price at which the Company issues shares of Common Stock in any placement consummated after the Closing Date (as hereinafter defined) and prior to or on the same date as the Conversion Date.

         (3) Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in paragraph V(1) and surrender of the certificate or certificates for the share or shares of Series A Preferred Stock to be converted, the Company shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred Stock. If the shares are to be issued in a name other than the name in which the Series A Preferred Stock is issued, then the Company may request the holder to cause to be delivered to the Company, an opinion of counsel to the effect that the transfer may be effected without registration under the Securities Act of 1933 and state securities laws. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Company and the certificate or certificates for such share or shares shall have been surrendered as aforesaid (the "Conversion Date"), and at such time the rights of the holder of such shares or shares of Series A Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

         (4) Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Series A Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Company shall pay in cash an amount equal to all dividends accrued and unpaid on the shares surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph (3). In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph (1) exceeds the number of shares converted, the Company shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Company, a new certificate or certificates for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this subparagraph (4), be delivered upon any such conversion, the Company, in lieu of delivering the fractional share thereof, shall pay to the holder





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surrendering the Series A Preferred Stock for conversion an amount in cash equal to the current market price of such fractional interest as determined in good faith by the Board of Directors of the Company.

         (5) Notices. In case at any time:

                  (i) the Company shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                  (ii) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                  (iii) there shall be any capital reorganization or reclassification of the capital stock of the Company, or a consolidation or merger of the Company with, or a sale of all or substantially all its assets to, another corporation; or

                  (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give, by first class certified or registered mail, postage prepaid, addressed to each holder of Series A Preferred Stock at the last registered address of such holder as shown on the books of the Company, (a) at least 30 days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining right to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 30 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

         (6) Effect of Merger or Share Exchange. Notwithstanding the provisions of Section IV hereof, a holder of Series A Preferred Stock may elect by notice given to the Company on or before the later of (x) the day on which the holders of the Common Stock of the Company approve the transaction governed by subsections (6) or (7), and (y) the twentieth day following the date of delivery or mailing to such holder of the last proxy statement relating to the vote on the transaction by the holders of the Common Stock of the Company, to be governed by the provisions of this subsection (6) in transactions to which this subsection applies. In case the Company shall enter into any mandatory share exchange with or merge into any other corporation wherein the Company is not the surviving corporation, or sell or convey its property as an entirety or substantially as an entirety, then, as a part of such share exchange, merger, sale or conveyance, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such share exchange, merger, sale or conveyance, to which a holder of Common Stock deliverable upon conversion would have been entitled on such share exchange, merger, sale or conveyance. In any such case, appropriate provision (as determined by resolution of the





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Board of Directors of the Company) shall be made with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that all the provisions hereof (including adjustment provisions) shall thereafter be applicable, as nearly as reasonably practicable, in relation to such stock or other securities or property.

         (7) Reorganization and Reclassification. In case of any capital reorganization or any reclassification of the capital stock of the Company (except as provided in subsection (6)), the holders of the Series A Preferred Stock shall thereafter be entitled to obtain (in lieu of the number of shares of Common Stock which such holders would have been entitled to receive upon conversion immediately prior to such reorganization or reclassification) the shares of stock of any class or classes or other securities or property to which such number of shares of Common Stock would have been entitled at the time of such reorganization or reclassification had such conversion occurred immediately prior thereto. In case of any such capital reorganization or reclassification, appropriate provision (as determined by resolution of the Board of Directors of the Company) shall be made with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that all the provisions hereof (including adjustment provisions) shall thereafter be applicable, as nearly as reasonably practicable, in relation to such stock or other securities or property.

         (8) Determination by the Board of Directors. All determinations by the Board of Directors of the Company under the provisions of this Section V shall be made in good faith with due regard to the interests of the holders of Series A Preferred Stock and the other holders of securities of the Company and in accordance with good financial practice, and all valuations made by the Board of Directors of the Company under the terms of this Section V must be made with due regard to any market quotations of securities involved in, or related to, the subject of such valuation.

         (9) No Dilution or Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of Section V and in taking of all such action as may be necessary or appropriate in order to protect the conversion privilege of the holders of the Series A Preferred Stock. Without limiting the generality of the foregoing, the Company (a) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of the Series A Preferred Stock, (b) will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issuable after the action upon conversion of the Series A Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Company's Charter and available for the purpose of issue upon such exercise, and (c) shall not at any time authorize or issue any security which under the definition given in subsection (15) constitutes "Common Stock" and which grants to its registered holders rights to share in dividends or any other distributions of any kind at any time made by the Company (including but not limited to liquidating distributions) which have the right to the distribution of a greater amount per share than the amount per share distributable on the Company's Common Stock on the date hereof or which are in any respect more favorable than the corresponding rights attributable to Common Stock on the date hereof.

         (10) Listing on Securities Exchanges, etc. The Company will cause all shares of Common Stock from time to time issued upon the conversion of the Series A Preferred Stock





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pursuant to this Section V to be included on the Official List of the London
Stock Exchange and any other stock exchange on which the Common Stock is listed from time to time and will maintain such listings as long as any Common Stock is so listed.

         (11) Stock to be Reserved. The Company will at all times reserve and keep available out of its authorized Common Stock or its treasury shares, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Series A Preferred Stock. The Company covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be requisite to assure that the par value per share, if any, of the Common Stock is at all times equal to or less than the effective Conversion Price. The Company will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Company may be listed.

         (12) No Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock which are converted into shares of Common Stock or redeemed as provided herein shall be cancelled, shall not be reissued, and shall return to the status of authorized but undesignated preferred stock of the Company.

         (13) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock which is being converted.

         (14) Closing of Books. The Company will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock.

         (15) Definition of Common Stock. As used in this Section V and the remainder of this Certificate, the term "Common Stock" shall mean and include the Company's authorized Common Stock, $.001 par value, as constituted on the date that the sale of the Series A Preferred Stock is consummated pursuant to that certain Purchase Agreement between the Company and Panmure Gordon & Co. Limited (the "Closing Date"), and shall also include any capital stock of any class of the Company thereafter authorized which shall not be limited to a fixed sum or percentage of such fixed sum in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided that the shares of Common Stock receivable upon conversion of Series A Preferred Stock or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subsection (7), shall include only shares designated as Common Stock of the Company on the day immediately following the Closing Date.






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         SECTION VI. REDEMPTION.

         (1) Mandatory Redemption. Upon the earliest to occur of (a) the closing of the Company's issuance of any debt or equity securities after the Closing Date (other than in connection with the exercise of any option or warrant outstanding on the Closing Date) (such event a "Refinancing") or (b) the date that is 90 days following the Closing Date, the Company, upon prior written notice to the holders of Series A Preferred Stock and at its expense out of funds legally available therefor, shall redeem all outstanding Series A Preferred Stock, or in the event of a Refinancing, all outstanding Series A Preferred Stock or such lesser proportion of the Series A Preferred Stock as may be redeemed out of the net proceeds of the Refinancing (provided always that all outstanding Series A Preferred Stock shall be redeemed no later than 90 days following the Closing Date), such redemption to be effected at the time specified in such notice by wire transfer of same day funds to such account as the holder shall have specified to the Company; provided, however, that each holder of Series A Preferred Stock, upon receipt of such notice, may, at its option, elect to convert all or any portion of such holder's outstanding shares of Series A Preferred Stock into Common Stock pursuant to the provisions of
Section V hereof.

         (2) Price. The redemption price of the Series A Preferred Stock shall be $20,000 per share (adjusted for any stock splits, stock dividends and similar changes in outstanding shares subsequent to the Closing Date), plus any accrued and unpaid dividends.

         (3) Limitation. In the event that the Company lacks sufficient funds to redeem lawfully all of the shares of Series A Preferred Stock which the Company is, at any such time, obligated to redeem pursuant to this Section VI, then redemption of less than all of such shares shall be pro rata among the holders thereof in accordance with the number of such shares of Series A Preferred Stock and Conversion Shares tendered for redemption.

         (4) Failure to Redeem. In the event the Company (i) fails to redeem any shares tendered by holders for redemption that are required to be redeemed in accordance with this Section VI or (ii) fails to pay the redemption price when due, then the holders of the Series A Preferred Stock, voting separately as a class, shall have the sole right, to the exclusion of any other class of stock, to nominate and appoint one member of the Company's Board of Directors forthwith and thereafter at all annual or special meetings of the stockholders of the Company at which directors are to be elected, to nominate and elect one member of the Company's Board of Directors until all defaults shall have been cured. At all annual or special meetings for election of directors so long as such right to elect directors shall continue, the holders of the Series A Preferred Stock, voting separately as a class, shall vote for and elect the director that they are entitled to elect as aforesaid, and thereafter the holders of the Common Stock and of any other stock of the Company having voting powers, in accordance with their respective rights, shall vote for and elect the remaining directors. At any meeting of the stockholders at which the holders of the Series A Preferred Stock shall have the right to vote as a class, they shall have one vote for each share of Series A Convertible Preferred Stock registered on the record date for such meeting in their name on the stock registry books.




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         FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series A Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Amended and Restated Certificate of Incorporation of the Corporation pursuant to the laws of the State of Delaware.

Signed on September 28, 1998.

                                             /s/  Martin S. Brown
                                             -----------------------------------
                                             Martin S. Brown, Secretary





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